April 28, 2010

Sun Life Insurance and Annuity Company of New York
One Sun Life Executive Park
Wellesley Hills, MA 02481

Re:                 Post-Effective Amendment No. 6 to Registration Statement of Sun Life (N.Y.) Variable Account D on Form N-6, File No. 333-151790

Dear Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced post-effective amendment to registration statement (the "Registration Statement") of Sun Life (N.Y.) Variable Account D (the "Variable Account"), a separate account of Sun Life Insurance and Annuity Company of New York (the "Company"), with respect to the proposed sale of an indefinite amount of flexible premium combination fixed and variable life insurance certificates (the "Certificates") described in the prospectus (the "Prospectus") contained in the Registration Statement.

I have examined all such corporate records of the Company and such other documents and laws as I consider necessary as a basis for this opinion.  On the basis of such examination, it is my opinion that:

1.      The Company is a corporation in good standing duly organized and validly existing under the laws of the State of New York.

2.      The Variable Account has been duly established by the Company under the laws of the State of New York.

3.      Assets allocated to the Variable Account will be owned by the Company, and the Certificates provide that the portion of assets of the Variable Account equal to the reserves and other Certificate liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4.      When issued and sold as described in the Prospectus, the Certificates will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Susan J. Lazzo

Susan J. Lazzo, Esq.
Assistant Vice President and Senior Counsel